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                           Taft, Stettinius & Hollister
                              1800 Star Bank Center
                                425 Walnut Street
                            Cincinnati, OH 45202-3957

                               October 28, 1996


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

         We have acted as counsel for The O'Gara Company, an Ohio corporation (the "Company"), in connection with its filing of a Registration Statement on Form S-1 (Registration No. 333-11093) with respect to the sale of 3,450,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock").

         Subject to the establishment of the price for the Common Stock by the Company's Board of Directors, it is our opinion that the registration of the sale of the Common Stock pursuant to such Registration Statement and the issuance of such shares by the Company have been duly authorized by all necessary corporate action by the Company. When issued as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained therein.



                                                Very truly yours,



                                                TAFT, STETTINIUS & HOLLISTER